U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                    (Check One): SEC File Number

|_| Form 10-K and |_| Form 10-KSB |_| Form 20-F               333-62236
|_| Form 11-K  |X| Form 10-Q and Form 10-QSB
|_| Form N-SAR
For Period Ended:  March 31, 2004
|_|  Transition Report on Form 10-K                         CUSIP Number
|_|  Transition Report on Form 20-F
|_|  Transition Report on Form 11-K
|_|  Transition Report on Form 10-Q
|_|  Transition Report on Form N-SAR
For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

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                         PART I--REGISTRANT INFORMATION

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Full Name of Registrant:       TELECOM COMMUNICATIONS, INC.

Former name if applicable:     N/A
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               74 Shannan Road, Panyu, Guangzhou, GD 511490, China
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           Address of Principal Executive Office (Street and Number),
                            City, State and Zip Code

                        PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III--NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Telecom Communications, Inc. (the "Company") is unable to file its Form 10-QSB within the prescribed time period without unreasonable effort or expense due to the fact that it has not completed the process of preparing and integrating its international operating information. This delay has been compounded by the Company's recent engagement of new independent accountants, as previously reported in its current report on Form 8-K filed April 12, 2004.

The Company anticipates that it will file its 10-QSB within the five day grace period provided by the Exchange Act Rule 12b-25.


                                                 (Attach Extra Sheets if Needed)

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                           PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

    Fred Chiyuan Deng                 (8620)                  8487 9179
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         (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          TELECOM COMMUNICATIONS, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 17, 2004                      By: /s/ Fred Chiyuan Deng
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                                            Name:  Fred Chiyuan Deng
                                            Title: Chairman, President, and CEO
                                                   (Principal Executive Officer)

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C.) 1001).


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